Exhibit 16(a)(1)(i)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

COMTEX NEWS NETWORK, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share

	2.	Aggregate number of securities to which transaction applies:
435,000

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0.29

	4.	Proposed maximum aggregate value of transaction:
$126,150

	5.	Total fee paid:
$25.23

☐	Fee paid previously with preliminary materials:

☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
$25.23

	2.	Form, Schedule or Registration Statement No.:
Schedule 13E-3

	3.	Filing Party:
Comtex News Network, Inc.

	4.	Date Filed:
February 5, 2010

625 N. Washington Street, Suite 301
Alexandria, Virginia 22314

[Date], 2010
Dear Fellow Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders of Comtex News Network, Inc. (the “Company” or “Comtex”) to be held on [date], 2010 at [time] a.m. (Eastern Standard Time) at the [location].

At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of six directors to the Company’s Board of Directors; (ii) a proposal to approve amendments to the Company’s Certificate of Incorporation which would (a) effect a reverse stock split pursuant to which each 1,000 shares of the Company’s outstanding common stock, par value $0.01 (“Common Stock”), will be converted into one share of Common Stock (with shareholders owning less than one share of Common Stock after giving effect to the reverse stock split receiving a cash payment of $0.29 per share) (the “Reverse Stock Split”), (b) reduce the number of authorized shares of Common Stock, and (c) permit actions of the Company’s stockholders to be taken by written consent; (iii) the ratification of the appointment of Turner, Stone & Co., LLP as the Company’s independent auditors; and (iv) any other business as may properly come before the meeting.

The text of the proposed amendments to the Company’s Certificate of Incorporation referred to in item (ii) above is set forth in the accompanying Proxy Statement.  If item (ii) is approved and carried out as described, the Company will have fewer than 500 stockholders.  The purpose of the amendment related to the Reverse Stock Split is to permit Comtex to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and cease being a reporting public company.  In such event, the Common Stock will no longer be publicly traded, and the Company will no longer file certain periodic reports with the SEC as required under the Exchange Act.

The Board of Directors has fully reviewed and considered the terms and conditions of the proposed Reverse Stock Split (including the payment of cash in lieu of the issuance of fractional shares) and has unanimously determined that the transaction, taken as a whole, is fair to, and in best interests of, the Company’s stockholders.  Promptly following the completion of the Reverse Stock Split, the Company will send a form of letter of transmittal to all stockholders for their use in converting their stock certificates into cash and/or surrendering their old stock certificates for new stock certificates.  Please do not send in your stock certificates until you receive the form of letter of transmittal.

Sincerely,

C.W. Gilluly
Chairman

Chip Brian
President and CEO

Comtex News Network, Inc.

Notice of Special Meeting of Stockholders
[Date], 2010

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Comtex News Network, Inc., a Delaware corporation (the “Company” or “Comtex”), is scheduled to be held on [date], 2010 at [time] a.m. (Eastern Standard Time), at the [location] for the following purposes:

1.	To elect six directors to serve for the term of office specified in the accompanying Proxy Statement and until their successors are duly elected and qualified;

2.
To approve amendments to the Company’s Certificate of Incorporation which would (a) effect a reverse stock split pursuant to which each 1,000 shares of the Company’s outstanding Common Stock, par value $0.01 (“Common Stock”), will be converted into one share of Common Stock (with shareholders owning less than one share of Common Stock after giving effect to the reverse stock split receiving a cash payment of $0.29 per share) (the “Reverse Stock Split”), (b) reduce the number of authorized shares of the Common Stock, and (c) permit actions of the Company’s stockholders to be taken by written consent.

3.	To ratify the appointment of Turner, Stone & Co. LLP as independent auditors for the Company for fiscal year 2010; and

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

Only stockholders of record at the close of business on February 4, 2010 are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.  All stockholders are cordially invited to attend the Special Meeting in person.  However, to assure your representation at the meeting, you are urged to download, complete, sign and date the proxy card and vote it promptly.  Stockholders who have submitted a proxy card may revoke their proxy in writing, or by attending the meeting and voting in person.

Comtex is making the proxy materials available to its stockholders on the Internet on [date], 2010. You may read, print and download the Company’s 2009 Annual Report on Form 10K and the Proxy Statement at [Internet address].  On [date], 2010, the Company mailed a notice to its stockholders containing instructions on how to access the proxy materials online. In addition, ten days after mailing such notice, the Company will mail a proxy card and voting instructions to stockholders for voting their shares. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail.

FOR THE BOARD OF DIRECTORS

S. Amber Gordon
Corporate Secretary

Alexandria, Virginia
[Date], 2010

Comtex News Network, Inc.

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement is furnished to the holders of Common Stock, par value $0.01 per share (“Common Stock”), of Comtex News Network, Inc., a Delaware corporation (the “Company” or “Comtex”), in connection with the solicitation on behalf of the Board of Directors of the Company (the “Board”) of proxies to be used at the Special Meeting of Stockholders (the “Special Meeting”), which will be held on [date], 2010 at [time] a.m. (Eastern Standard Time) at the [location], or at any adjournment thereof, pursuant to the accompanying Notice of Special Meeting of Stockholders.  The purposes of the Special Meeting and the matters to be acted upon are set forth in the accompanying Notice of Special Meeting of Stockholders. The Board is not currently aware of any other matters that will come before the Special Meeting.

Pursuant to SEC Notice and Access regulations, the Company has chosen to post all proxy materials on a public, independent Internet Website (the “Website”) and send the Company’s stockholders a notice (the “Notice”) specifying precisely where the materials are available and how to access them.  If a stockholder wishes to receive printed copies of the materials, the instructions on how to request such materials are also contained in the Notice.  Furthermore, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send such Notice to the beneficial owners of shares and will reimburse them for their expenses in so doing.

Revocability and Voting of Proxy

A form of proxy card (the “Proxy Card”) for use at the Special Meeting is posted on the Website, and can be downloaded and mailed to the address specified on the Proxy Card.  Stockholders may revoke the authority granted by their execution of Proxy Cards at any time before their effective exercise by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed Proxy Card bearing a later date, or by voting in person at the Special Meeting.  Shares of Common Stock represented by executed and unrevoked Proxy Cards will be voted in accordance with the choice or instructions specified thereon.  If executed Proxy Cards are returned to the Company with no provided specifications, the proxies intend to vote the shares of Common Stock represented thereby in favor of the nominee(s) for director set forth in Proposal No. 1 below, and to approve Proposals No. 2 and 3 as set forth below and, in accordance with their best judgment, on any other matters which may properly come before the Special Meeting.

Record Date and Voting Rights

Only stockholders of record at the close of business on February 4, 2010 are entitled to notice of, and to vote at, the Special Meeting.  As of February 4, 2010, 15,794,200 shares of Common Stock were issued and outstanding.  This is the only class of shares authorized by the Company for which stock is outstanding.  Each share of Common Stock is entitled to a single non-cumulative vote on all matters that may properly come before the Special Meeting.  The holders of a majority of the votes of shares of Common Stock entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting.

Under Delaware law, (i) a plurality of the votes cast at the Special Meeting is necessary to elect directors; (ii) the affirmative vote of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Special Meeting is required to approve amendments to the Company’s Certificate of Incorporation which would (a) effect a reverse stock split pursuant to which each 1,000 shares of the Company’s outstanding Common Stock will be converted into one share of Common Stock (with shareholders owning less than one share of Common Stock after giving effect to the reverse stock split receiving a cash payment of $0.29 per share) (the “Reverse Stock Split”), (b) reduce the number of authorized shares of the Company’s Common Stock, and (c) permit actions of the Company’s stockholders to be taken by written consent; and (iii) the affirmative vote of a majority of the votes cast at the Special Meeting is required to ratify the appointment of Turner, Stone & Co. LLP as the Company’s independent auditors for the fiscal year 2010.  Broker “non-votes” and shares of Common Stock as to which a stockholder abstains from voting are included for the purposes of determining whether a quorum of stockholders is present at the Special Meeting.  A broker “non-vote” occurs when a nominee holding shares of Common Stock for a beneficial owner does not have discretionary voting power with respect to a proposal set forth in this Proxy Statement and has not received voting instructions from the beneficial owner.  Brokers will not have discretionary voting power with respect to Proposal 2, so broker non-votes will have the same effect as a vote “against” Proposal 2.

Votes at the Special Meeting will be tabulated by Inspectors of Election appointed by the Company.

STOCKHOLDER LIST

A list of stockholders entitled to vote at the Special Meeting will be available at the Company’s offices, located at 625 N. Washington Street, Suite 301, Alexandria, Virginia 22314, for a period of ten days prior to the Special Meeting for examination by any stockholder, and at the Special Meeting itself.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These statements are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include those described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, and in the Company’s other periodic Securities and Exchange Commission (the “SEC”) filings. These risks and uncertainties include, among other things, the consolidation of the Internet news market; competition with the Company’s markets; the financial stability of the Company’s customers; maintaining a secure and reliable news-delivery network; maintaining relationships with key content providers; attracting and retaining key personnel; the volatility of the Common Stock price; control of operating expenses; and successful marketing of the Company’s services to current and new customers.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Certificate of Incorporation, each member of the Board serves for a three-year term, and the Board is divided into three classes with terms expiring in successive years. Accordingly, the six nominees are being nominated for election to serve on the Board for varying terms, as follows: (i) for the term expiring in 2011 will be Messrs. Hendricks and Lynch; (ii) for the term expiring in 2012 will be Dr. Gilluly and Mr. Howard; and (iii) for the term expiring in 2013 will be Messrs. Brian and VanBennekom.  All nominees have consented to be named and have indicated their intent to serve on the Board, if elected.

The names of the nominees and certain other information about them are set forth below:

Name	Age	Office Held with Company
Chip Brian	39	President and Chief Executive Officer
C.W. Gilluly, Ed.D.	64	Chairman
Erik Hendricks	66	Director
William J. Howard	62	Director
Robert J. Lynch, Jr.	76	Director
Pieter VanBennekom	64	Director

CHIP BRIAN, 39, has not previously served as a director of the Company.  Mr. Brian was appointed Chief Executive Officer in November 2006, in addition to his role as President of the Company.  He had been named President and Chief Operating Officer in May 2005 and served as Vice President, Operations since April 2004.  Mr. Brian has extensive experience in providing operating management and technology solutions to companies in the financial services industry.  From 2003 until 2004, he was the Manager, Product Operations Group for Nyfix Incorporated, where his responsibilities included providing management solutions for technicians serving the broker community on the floor of the New York Stock Exchange.  From the end of 2000 until 2003, Mr. Brian was the Manager, Trading Support Operations for the BNY Brokerage division of The Bank of New York.

C.W. GILLULY, Ed.D., 64, has served as a director of the Company since 1992.  He served as President from June 1992 until September 1997, as Chairman of the Board from June 1992 until December 2002 and from February 2004 until the present, as Vice-Chairman from December 2002 through June 2003 and as interim Chief Executive Officer from February 2004 until November 2006.  Dr. Gilluly has served as Chairman of the Board and President of AMASYS Corporation and its predecessor, Infotechnology, Inc., since June 1992.  Dr. Gilluly also served as a director of Analex Corporation until March 2003, and as a director of Mobile Nation, Inc., from October 2003 through June 2008.

WILLIAM J. HOWARD, 62, has served as a director of the Company since January 2003.  Mr. Howard has extensive experience in journalism and is currently President of Visitors TV Network, the premiere producer of hotel and destination videos in the United States.  Mr. Howard has also participated in real estate development and the restoration of historical sites.  In Maryland, he has received Governor’s Citations from three different governors for his community service work, particularly in Talbot County.

ROBERT J. LYNCH, JR., 76, has served as a director of the Company since January 2003.  Mr. Lynch has been President of American & Foreign Enterprises, Inc. (“AFE”), an investment firm, for more than 20 years.  Among its many enterprises, AFE is partnered with Hochtief, A.G., Germany’s largest engineering/construction group.  AFE has worked with international investment banks such as Goldman Sachs & Co., BV Bank of Munich and Citibank.  Mr. Lynch has been a director of many public companies including AMASYS, Dames & Moore, Data Broadcasting Corporation, and Turner Construction Company.  Mr. Lynch also serves as a director of IX Energy, a solar and renewable energy solutions provider.

ERIK HENDRICKS, 65, has served as a director of the Company since 1991.  Now retired, Mr. Hendricks served as the Executive Director and Chief Operating Officer of the Pennsylvania Society for the Prevention of Cruelty to Animals, a non-profit humane society, for more than twenty five years.

PIETER VANBENNEKOM, 64, has served as a director of the Company since February 2004.  Mr. VanBennekom has extensive experience in the news, information and publishing industries and has worked with Progressive Business Publications, Inc. (“PBP”) a diversified business information services publishing company, since 1994.  He joined PBP as Senior Editor, became Group Publisher in 1996 and was promoted to Editorial Director, in 1998.  Prior to joining PBP, Mr. VanBennekom worked with the worldwide wire service United Press International (“UPI”) for more than 20 years, where his final position was President and CEO.

Executive Officers

The following table contains information as of February 4, 2010 as to the executive officers of the Company who are not also directors of the Company:

Name	Age	Office Held With Company

Kathy Ballard	58	Vice President, Operations

Paul Sledz	51	Controller and Treasurer

Ms. Ballard’s career includes more than twenty years in various research and management positions in the information industry.  She has been with Comtex since 1999, where she served as Director, Product Operations/Client Services until assuming her present position in 2004.  Previously, she worked with LEXIS/NEXIS for more than twelve years, held positions in the education arena and worked with the New York Times Information Service.

Mr. Sledz joined Comtex in March 2007 as Controller and was appointed Treasurer in May 2007.  Mr. Sledz has broad accounting and financial management experience, with both large corporations and entrepreneurial businesses.  He came to the Company from General Dynamics, where he had been Finance Manager for an Information Systems division since 2005.  Beginning in 2000, he served as the Manager of Corporate Planning and Budgeting for the Airline Tariff Publishing Company.

There are no family relationships among the directors or executive officers of the Company.

Meetings of the Board

The Board held a total of seven meetings during the Company’s fiscal year ended June 30, 2009.  Each director attended in person or telephonically at least 80% of the meetings held.

Committees of the Board

The Audit Committee

The Audit Committee, which held five meetings during fiscal year 2009, is comprised of Messrs. Lynch, Howard and VanBennekom.  The Audit Committee selects and engages the Company’s independent registered public accounting firm, reviews and evaluates the Company’s audit and control functions, reviews the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm, and performs such other duties as may from time to time be determined by the Board.  The Board has determined that Mr. Lynch is an “audit committee financial expert.”  Each of Messrs. Lynch, Howard and VanBennekom is an “independent director” as defined in Rule 5605 of the Marketplace Rules of NASDAQ.

Report of the Audit Committee of the Board of Directors

The Audit Committee has issued a report that states as follows:

We have reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2009;

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61; and

We have received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the registered public accounting firm their independence.

Based on the review and discussions referred to above, we recommend to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Submitted by the Audit Committee
Robert J. Lynch, Jr., Chairman
William J. Howard
Pieter VanBennekom

The preceding report on Audit Committee procedures shall not be deemed incorporated by reference into any of the Company’s previous filings under the Securities Act or the Exchange Act which might incorporate filings made by the Company under those acts, nor will such report be incorporated by reference into any future filings made by the Company under those acts, except to the extent that the Company specifically incorporate this information by reference.

The Compensation Committee

The Compensation Committee of the Board, which held five meetings during fiscal year 2009, is comprised of Messrs. Howard, Hendricks, Lynch and VanBennekom.  The Compensation Committee evaluates management’s recommendations and makes its own recommendations to the Board concerning the compensation of the Company’s executive officers.  It is also responsible for the formulation of the Company’s executive compensation policy and the research, analysis and subsequent recommendation regarding the administration of the Company’s 1995 Stock Option Plan, which expired in October 2005, and the Company’s 2003 Stock Incentive Plan.

Compliance with IRC Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation, whether payable in cash or stock, exceeds $1 million per covered officer in any fiscal year.  The limitation applies only to compensation that is not considered to be performance-based.  Non-performance-based compensation paid to the Company’s executive officers for the 2009 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that any non-performance-based compensation payable to the executive officers for the 2009 fiscal year will exceed such limit.  Because it is unlikely that the actual compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers.  The Compensation Committee shall reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

The preceding report on executive compensation shall not be deemed incorporated by reference into any of the Company’s previous filings under the Securities Act or the Exchange Act which might incorporate filings made by the Company under those acts, nor will such report be incorporated by reference into any future filings made by the Company under those acts, except to the extent that the Company specifically incorporate this information by reference.

The Executive Committee

The Executive Committee of the Board, which held no meetings during fiscal year 2009, is comprised of Messrs. VanBennekom, Hendricks and Lynch.  The Executive Committee is chartered to act in place of the full Board between Board meetings, if actions are required, and to fulfill the function of reviewing any initial merger and acquisition and/or partnering proposals.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board, which held no meetings during fiscal year 2009, is comprised of Messrs. Hendricks, Howard and VanBennekom.  The Nominating and Corporate Governance Committee meets in order to evaluate and nominate candidates for membership to the Board and to serve as officers of the Company.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning all compensation paid or accrued by the Company to its Chief Executive Officer, Principal Financial Officer and the other executive officers who earned total compensation in excess of $100,000 during the fiscal year ended June 30, 2009:

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (4)	Total

Chip Brian (1)	2009	$230,847	$94,630	$35,000	-	-	-	-	$360,477
President and	2008	213,062	168,888	-	-	-	-	-	381,950
Chief Executive
Officer

Kathy Ballard (2)	2009	$121,549	-	-	-	-	-	-	$121,549
VP Content	2008	117,123	10,000	-	-	-	-	-	127,123

Paul Sledz (3)	2009	$116,860	-	-	-	-	-	-	$116,860
Controller/	2008	105,656	-	-	-	-	-	-	105,656
Treasurer
____________________________
(1)	Mr. Brian was appointed Vice President, Operations in April 2004 and was appointed President and Chief Operating Officer in May 2005, and President and CEO in November 2006.
(2)	Ms. Ballard was appointed Vice President of Content in May 2004.
(3)	Mr. Sledz was appointed Treasurer in May of 2007.
(4)	In the fiscal years ended June 30, 2009 and 2008, there were no perquisites exceeding $10,000 for the above referenced years.

Agreements with Executives

On October 31, 2008, Comtex entered into a new employment agreement (the “Employment Agreement”) with its President and Chief Executive Officer, Chip Brian (the “Officer”).  The Employment Agreement is for a two-year term, effective October 1, 2008, and may be extended by written agreement between the parties.  The Officer will receive an annual base salary of $235,000, to be increased to $250,000 on October 1, 2009.  The Officer is eligible for annual and incentive bonuses, and is eligible to participate in Company-sponsored employee benefit plans.

The Officer owned an option to purchase 750,000 shares of Common Stock (the “Option”) granted under the Company’s option plans, the exercise price of which was significantly higher than the current trading price of shares of the Company’s Common Stock.  Pursuant to the Agreement, the Officer forfeited the Option in exchange for a grant of 500,000 shares of unregistered Common Stock, effective as of December 3, 2008.

Under the Agreement, upon the Officer’s termination for any reason other than for cause or voluntarily by the Officer without good reason during the one-year period subsequent to an occurrence of a “change in control” (as defined in the Employment Agreement), the Company shall pay the Officer a cash lump sum equal to the greater of his annual base salary or the remainder of the salary due for the term of the Employment Agreement.  The Employment Agreement also contains non-competition and non-solicitation provisions.

Stock Option Grants

There were no stock options granted during the fiscal year ended June 30, 2009.  No stock options were exercised during the fiscal year ended June 30, 2009.

Outstanding Equity Awards at Fiscal Year End

	Option awards
Name and principal position	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date

Chip Brian	250,000	-	-	$0.18	7/15/2014
President and	250,000	-	-	0.12	7/16/2014
Chief Executive	250,000	-	-	0.17	5/20/2015
Officer

Kathy Ballard	8,000	-	-	$0.45	10/1/2011
VP Content	9,000	-	-	0.52	1/2/2012
	15,800	-	-	0.18	3/12/2013
	15,000	-	-	0.16	3/19/2014
	75,000	-	-	0.18	7/15/2014
	75,000	-	-	0.34	9/25/2015

Paul Sledz	--	-	-	-	-
Treasurer

There were no outstanding stock awards at the end of fiscal 2009.

Stock Option Plans

In October 1995, the Board approved the Comtex News Network, Inc. 1995 Stock Option Plan (the “1995 Plan”), which was approved by stockholders in December 1995.  In July 2003, the Board approved the Comtex News Network, Inc. 2003 Incentive Stock Plan, which was approved by stockholders in October 2003.  The plans provide for the issuance of incentive stock options (within the meaning of Section 422 of the IRC) and non-qualified stock options and stock awards in order to recruit and retain key employees, consultants and directors.  The 1995 Plan has expired and the Company currently has no plan to renew it or replace it with a new stock option plan.

Compensation of Directors

The following table discloses total compensation paid to the Company’s directors for the fiscal year ended June 30, 2009

Director Compensation
Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
C.W. Gilluly(1)	$39,282	-	-	-	-	-	$39,282
Erik Hendricks(2)	$9,000	-	-	-	-	-	$9,000
William J. Howard(2)	$9,500	-	-	-	-	-	$9,500
Robert J. Lynch, Jr.(2)	$9,000	-	-	-	-	-	$9,000
Pieter VanBennekom(2)	$9,500	-	-	-	-	-	$9,500
____________________________
(1)	Dr. Gilluly is paid a salary by the Company, but is not compensated for Board Meetings
(2)	All amounts represent fees paid for Board Meetings.

Non-employee members of the Board are paid a fee of $1,000 per meeting attended.  Members of Board Committees are paid an additional fee of $500 per Committee Meeting, but only if such meeting is held on a different day than the Board Meeting.

Dr. Gilluly is employed as Chairman of the Company, through June 30, 2010, for an annual salary of $60,000.

Compensation Committee Interlocks and Insider Participation

None.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Persons and groups who beneficially own in excess of 5% of the Common Stock are required to file certain reports with the SEC regarding such ownership.  Based on these reports, the following table sets forth, as of January 10, 2010, the shares of Common Stock beneficially owned by persons who beneficially own more than 5% of the Company’s outstanding shares of Common Stock.

Beneficial Ownership of Common Stock

The following table sets forth information as of January 10, 2010 regarding the beneficial ownership of shares of Common Stock, of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Exchange Act, of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (see “Executive Compensation” above), and (iv) all executive officers and directors of the Company as a group.  Unless otherwise indicated, the address of each named beneficial owner is c/o Comtex News Network, Inc., 625 N. Washington Street, Suite 301, Alexandria, Virginia 22314.  Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares of Common Stock listed.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class
Tepco Ltd. The Continental Building 25 Church Street, Hamilton HM 12, Bermuda	3,669,924		23.2%
Dr. and Mrs. Hanina and Amy Hibshoosh 560 Riverside Dr., New York, NY 10027	970,725		6.0%
C.W. Gilluly, Ed.D., Chairman	2,537,506	(2)	15.7%
Erik Hendricks, Director	75,000	(3)	*
William J. Howard, Director	30,000	(4)	*
Robert J. Lynch, Jr., Director	30,000	(4)	*
Pieter VanBennekom, Director	20,000	(5)	*
Chip Brian, President and CEO	1,250,000	(6)	7.6%
Kathy Ballard, VP Content	205,880	(7)	1.3%
	-		-
Paul Sledz, Treasurer and Controller

All Directors and executive officers as a group (8 Persons)	4,148,386	(8)	24.0%
*	Less than 1%

______________________________
(1)	Beneficial ownership is direct and no shares are pledged as collateral unless otherwise indicated.
(2)
Includes 370,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan and the 2003 Stock Option Plan, and 2,167,506 shares of Common Stock held jointly by Dr. Gilluly and his spouse.

(3)	Includes 60,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan.
(4)	Includes 30,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan.
(5)	Includes 20,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan
(6)	Includes 750,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan.
(7)	Includes 197,800 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan.
(8)	Includes 1,457,800 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan and the 2003 Stock Option Plan.

Independent Directors

The Board has determined that all of its current directors are “independent” as defined in the NASDAQ corporate governance listing standards except for C.W. Gilluly due to his position as an employee of Comtex.

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF THE DIRECTORS NAMED AS THE NOMINEES.

PROPOSAL NO.  2

 APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO
(A) EFFECT THE REVERSE STOCK SPLIT, (B) REDUCE THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK, AND (C) PERMIT STOCKHOLDER ACTIONS BY WRITTEN CONSENT

Purpose of and Reasons for the Reverse Stock Split

Purpose

The purpose of the Reverse Stock Split is to reduce the number of stockholders of record of the Company to fewer than 500, which will allow the Company to terminate the registration of the Common Stock under the Exchange Act, thereby suspending the Company’s duty to file periodic reports with the SEC under the Exchange Act.  If the number of record holders were reduced to fewer than 500, the Company would be eligible to deregister the Common Stock under the Exchange Act and would no longer be subject to the SEC periodic filing and reporting requirements imposed on public companies.  The Company intends to achieve this result by acquiring for cash all fractional shares of Common Stock resulting from the Reverse Stock Split.

Stockholder Information

As of February 4, 2010, the Company had 459 record holders of its Common Stock, of which 305, or 66%, each owned fewer than 1,000 shares of Common Stock.  These record holders owned in total approximately 80,400 shares, or 0.5% of the outstanding shares of Common Stock.

The average daily closing price per share of the Common Stock on the Over-the-Counter Electronic Bulletin Board of the National Association of Securities Dealer, Inc. (the “OTCBB”) for the ten trading days immediately preceding the record date of the Special Meeting was $0.23 per share.

Determination of Price to be Paid in Cash in Lieu of Fractional Shares

The Company chose to use a multiple-trading-day-average-price to determine the fair value of the Common Stock.  The price to be paid in cash in lieu of the issuance of fractional shares of Common Stock represents a premium of approximately 30% over the fair value of the Common Stock.

In order to determine the fair price to be paid in lieu of issuing fractional shares, the Board and the Special Transaction Committee utilized the “fair value” definition proscribed by Generally Accepted Accounting Principles: “The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  This method of determining fair value was selected by the Company for several reasons:  (a) it is objectively determined by measurement of quantified factors, rather than by subjective valuation criteria; (b) it is market-based rather than entity-specific; and (c) the input information is the most reliable, since it is based on direct observations of transactions (i.e., quoted prices) rather than on unobservable data or a reporting entity’s own assumptions, which would provide less reliable data.

Reasons for the Reverse Stock Split

Significant Expenses Attendant to Being a Public Company

The Company incurs direct and indirect costs in complying with the Exchange Act’s periodic filing and reporting requirements imposed on public companies.  The cost of this compliance has increased significantly with the implementation of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”).  In addition, the Company pays substantially higher premiums for its directors’ and officers’ liability insurance policy as a public reporting company than it would if the Common Stock was not registered under the Exchange Act.  The Company also incurs substantial costs as a result of, among other things, the Company’s management time expended in preparing and reviewing the Company’s periodic public filings.  The Company believes that these costs have, and are expected to continue to have, a significant and adverse effect on the operations and financial performance of the Company.

The cost of administering each stockholder's account and the amount of time spent by the Company’s management in responding to stockholder requests is the same regardless of the number of shares held in the account.  Accordingly, the burden to the Company of maintaining many small accounts is disproportionately high when compared with the total number of shares involved.  While the Company does have an employee whose responsibilities include managing investor relations, the executive officers are nevertheless called upon to regularly participate in preparing the Company’s responses to stockholder requests.  This administrative burden distracts the Company’s management from allocating their time and energies to managing the Company’s operations and to strategic planning.  The Company believes that it and its stockholders would significantly benefit from the elimination of the administrative burden and cost associated with the approximately 305 record stockholders accounts containing approximately 80,400 total shares of Common Stock.

The Company expects that, by deregistering the Common Stock under the Exchange Act and terminating the Company’s periodic filing and reporting obligations, it will benefit from savings in historical costs including (a) a reduction in auditing related fees; (b) a reduction in legal fees related to securities law compliance and the less complicated and extensive disclosure entailed by the Company’s private status; (c) the elimination of requisite filing fees for various periodic filing and reporting with the SEC; (d) the expected savings in fees and expenses of the Company’s transfer agent and others external service providers for postage, stock transfer and other administrative expenses to service public stockholders; (e) the lower printing and mailing costs attributable to the reduction in the number of the Company’s stockholders; and (f) the expected reduction in premiums for directors’ and officers’ liability insurance.  In total, the Company expects to save in excess of $95,000 per year in expenses as a result of deregistering the Common Stock under the Exchange Act and terminating the Company’s periodic filing and reporting obligations.  The foregoing estimate is based upon (i) the actual costs to the Company of the services and disbursements in each of the categories described above and (ii) the allocation to each category of the Company’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to the Company’s periodic public reporting status.  The actual savings the Company will realize from becoming a private company may be higher or lower than the foregoing estimate.

In some instances, the Company’s cost-saving expectations set forth above were based on information provided from external sources or upon verifiable assumptions.  For example, the Company’s auditors have informally discussed a reduction in auditing fees if the Company ceases to be a public company.  In addition, the costs associated with retaining legal counsel to assist with complying with the Exchange Act periodic reporting requirements will be eliminated if the Company no longer files reports with the SEC and is otherwise not required to comply with the disclosure requirements that apply to publicly reporting companies.  Other estimates were more subjective and included the savings in transfer agent fees that could be expected due to (i) the reduction in the number of accounts to be handled by the transfer agent, (ii) the lower printing and mailing costs attributable to such a reduction, (iii) the less complicated disclosure required by the Company’s private status, and (iv) the reduction in direct miscellaneous clerical and other expenses (e.g., word processing and other internal charges associated with Exchange Act filings and the elimination of the charges imposed by brokers and banks to forward materials to beneficial holders of Common Stock).

In addition to these annual estimated cost savings, the completion of the Reverse Stock Split and subsequent deregistration of the Common Stock under the Exchange Act would enable the Company to experience significant cost savings by avoiding expected increases in operating expenses resulting from Sarbanes-Oxley and related regulations – specifically regarding implementation of Section 404 of Sarbanes-Oxley.  These costs are expected to comprise (i) a one-time incremental cost of $50,000 or more in computer software and fees to external service providers for planning, assessment, documentation and testing to comply with the new internal-control audit requirements imposed by Section 404 of Sarbanes-Oxley and (ii) in excess of $25,000 in annual expenses thereafter.

By way of comparison, assuming that the Company will save approximately $95,000 in historical costs and $25,000 in anticipated future costs (by avoiding implementation of Section 404 of Sarbanes-Oxley) by deregistering the Common Stock under the Exchange Act and terminating the Company’s periodic filing and reporting obligations, such estimated total savings of $120,000 would have represented 1.9% of the Company’s revenue of $6,401,518 for the fiscal year-ended June 30, 2009, and 130.5% of the Company net income of $91,927 for the fiscal year-ended June 30, 2009, each as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

The Company expects the actual cost savings of being a non-reporting, private company to be greater than simply eliminating the estimated historical out-of-pocket costs.  The legislative and litigation environment resulting from recent corporate governance abuses is expected to cause the costs, compliance burdens and potential liabilities of being a publicly reporting company to continue increasing in the near future.  The Company believes it is likely to incur continued increased audit fees and other costs of compliance such as securities counsel fees, increased outside director fees and increased potential liability faced by the Company’s directors and executive officers.

Inability to Realize Benefits Normally Realized
By Publicly Reporting Companies

The Company believes that neither it nor its stockholders realize many of the benefits normally presumed to result from the Company’s publicly reporting status.  Though publicly-traded, there is a very limited trading market for the Common Stock, especially for sales of larger blocks of stock.  The Company's small public float and limited trading volume have restricted the stockholders’ ability to sell a significant number of their shares without impacting the trading price of the Common Stock.  During the twelve months prior to the announcement of the proposed Reverse Stock Split on February 5, 2010, the average daily trading volume of the Common Stock was approximately 7,600 shares.

Furthermore, the Company does not believe itself to be in a position to use its status as a public company to raise capital through sales of securities in a public offering in the future or to otherwise access the public markets to raise equity or debt financing or to acquire other business entities using the Common Stock as the consideration for any such acquisition.  The poor performance of the Common Stock in the public market has also been a detriment to attracting and retaining high quality employees because of the perceived negative image that a low stock price creates and the fact that stock options are not a meaningful method of compensation.

Operational Considerations

The Reverse Stock Split will permit the Company’s management to focus on long-term value, rather than on the short-term earnings that are often the focus of public reporting companies.  With the Company privately held, the pressure imposed on it by the investing community to generate short-term earnings and to disclose strategic initiatives will no longer exist, and operating decisions can be made with a longer-term perspective.

In addition, the disclosures contained in the Company’s Exchange Act periodic filings, including information related to its business operations and financial condition, are available to the public and thus can be readily analyzed by various parties such as competitors, vendors and customers, whose interests may be significantly disparate from with those of the Company.  Moreover, the Company does not have access to similar information concerning its competitors, many of which are private companies, thus aggravating the Company’s competitive disadvantage.  Upon the termination of the registration of the Common Stock under the Exchange Act and the termination of the duty to file periodic reports with the SEC under the Exchange Act, the Company will be better able to control the dissemination of certain business information.

Conclusion

The Company believes its and its stockholders’ best interests would be served by eliminating the administrative burden and costs associated with maintaining the Company’s status as a public reporting company and its small stockholder accounts.  The Company has proposed the Reverse Stock Split at this time to allow the Company to quickly cease incurring the expenses and burdens of being a public company (which are expected to increase in the future) and to quickly make available to holders of a fractional share of Common Stock (as a result of the Reverse Stock Split) a cash payment for reinvestment or other use.

Effects of the Reverse Stock Split

If the Reverse Stock Split is completed, the Company intends to file a notice of termination of registration of the Common Stock under the Exchange Act as soon as practicable thereafter.  The Reverse Stock Split is expected to reduce the number of stockholders of record of the Company from approximately 459 to approximately 154.  Upon termination of the Company’s periodic reporting obligations under the Exchange Act, the Common Stock may be eligible for listing and trading in the Pink Sheets® (a centralized quotation service that collects and publishes market maker quotations for securities), as described below.  However, the completion of the Reverse Stock Split and the deregistration of the Common Stock under the Exchange Act will likely cause the trading market for shares of the Common Stock to be substantially reduced or eliminated.

As the base price of the Common Stock (the “Base Price”), the Company used the average closing price of the Common Stock over the ten trading days prior to the announcement of the proposed Reverse Split and the filing of the preliminary Proxy Statement with the SEC.  The price to be paid in cash in lieu of the issuance of fractional shares of Common Stock represents a premium of approximately 30% over the Base Price of the Common Stock.

Effects on Stockholders Holding Fewer
Than 1,000 Shares of Common Stock

If the Reverse Stock Split is completed, the stockholders holding fewer than 1,000 shares of Common Stock immediately prior thereto (“Cashed-Out Stockholders”):

-	Will not receive a fractional share of Common Stock in the transaction;

-	Will instead receive $0.29 in cash for each share of Common Stock held immediately prior to the Reverse Stock Split in accordance with the procedures described in this Proxy Statement;

-	Will have no further ownership interest in the Company and will therefore no longer be entitled to vote on matters presented to stockholders of the Company; and

-	Will not have to pay any service charges or brokerage commissions in connection with the Reverse Stock Split.

Cashed-Out Stockholders holding stock certificates representing their Common Stock will receive from the Company soon after the effective date of the completion of the Reverse Stock Split (the “Effective Date”) a letter of transmittal containing instructions on how to surrender their current stock certificates to the Company’s transfer agent in exchange for their cash payments.

Effects on Stockholders Holding
1,000 or More Shares of Common Stock

If the Reverse Stock Split is completed, stockholders holding 1,000 or more shares of Common Stock immediately prior thereto (“Continuing Stockholders”):

-
Will receive (i) one share of Common Stock for each 1,000 shares of Common Stock held immediately prior to the Reverse Stock Split and (ii) $0.29 in cash for each share of Common Stock held immediately prior to the Reverse Stock Split exceeding 1,000 shares or a multiple of 1,000 shares owned, both in accordance with the procedures described in this Proxy Statement.

-	Will have a reduced equity interest in the Company and reduced participation in future potential earnings or growth as a result of the receipt of cash in lieu of any fractional shares;

-	Will, immediately following the completion of the Reverse Stock Split, be the only persons entitled to vote on matters presented to stockholders of the Company;

-	Will experience a reduction in liquidity with respect to the Common Stock as a result of (i) the termination of the registration and (ii) the cessation of OTCBB trading of the Common Stock;

-
Will no longer have the same degree of access to financial and other information about the Company inasmuch as the Company will no longer be required to publicly file periodic reports with the SEC under the Exchange Act.  Moreover, the executive officers of the Company will no longer be required to certify the accuracy of the financial information that is made available to the stockholders; and

-	Will have no preemptive or other preferential rights to purchase any Common Stock that may be issued in the future unless such rights are specifically granted to the stockholders.

Continuing Stockholders holding stock certificates representing their Common Stock will receive from the Company soon after the Effective Date a form of letter of transmittal containing instructions on how to surrender their current stock certificates to the Company’s transfer agent in exchange for certificates representing whole shares of Common Stock and any cash payments to which they are entitled in lieu of the issuance of fractional shares of Common Stock.

If the Company terminates the registration of the Common Stock under the Exchange Act, the Common Stock will not be eligible for trading on any securities market except the Pink Sheets®, and even this source of liquidity may not be available.  In order for the Common Stock to be quoted in the Pink Sheets®, it will be necessary that one or more broker-dealers act as market makers and sponsor the Common Stock in the Pink Sheets®.  Following completion of the Reverse Stock Split and in the absence of current information about the Company being filed under the Exchange Act, there can be no assurance that any broker-dealer will be willing to act as a market maker in the Common Stock.  There is also no assurance that shares of the Common Stock will be available to be bought or sold after the Reverse Stock Split.

Effect on Option Holders

If the Reverse Stock Split is completed, the number of shares of Common Stock subject to each outstanding stock option will be automatically decreased by a factor of 1,000, and the exercise price of each such outstanding stock option will be automatically increased by a factor of 1,000.  Any vested option for fewer than 1,000 shares of pre-split Common Stock will be automatically converted into a right to receive a cash payment of $0.29 per such share (less an amount equal to the exercise price), and will result in the elimination of any rights to acquire fractional shares of Common Stock.  If the value of this right is $0.00 or less, there will be no cash payment and the option will be cancelled.  Each option for more than 1,000 shares will be adjusted so that the holder will own 1/1,000th as many options exercisable at a price 1,000 times the pre-split exercise price.  Any unvested options for fewer than 1,000 shares of pre-split Common Stock, regardless of exercise price, will be cancelled in the Reverse Stock Split.  The vesting schedule related to the options still outstanding after the Reverse Stock Split will remain unchanged.

Effects on the Company

The Company’s Certificate of Incorporation currently authorizes the issuance of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.  Subsequent to the Reverse Stock Split, the Company’s Certificate of Incorporation will be amended to authorize the issuance of 25,000 shares of Common Stock and 5,000 shares of Preferred Stock.  As of the record date for the Special Meeting, the number of outstanding shares of Common Stock was 15,794,200, and there were no shares of Preferred Stock outstanding.  Based upon the Company’s best estimates, if the Reverse Stock Split had been completed as of the record date, the number of outstanding shares of Common Stock would have been reduced from [●] to approximately [●], the Company would have paid cash for approximately [●] shares and the number of record holders of Common Stock would have been reduced from [●] to approximately [●].

The Company expects that upon completion of the Reverse Stock Split, the shares beneficially owned by its directors and executive officers as a group will represent [●]% of the then issued and outstanding shares of Common Stock, as compared to 24%, prior to the Reverse Stock Split.

The Common Stock is currently registered under Section 12(g) of the Exchange Act, and the Company is accordingly subject to the periodic filing and reporting of the Exchange Act.  As a result of the Reverse Stock Split, the Company will have fewer than 500 holders of record of its Common Stock and will be eligible to terminate the registration of its shares of Common Stock and suspend its obligation to continue periodic filing and reporting under the Exchange Act.  Following the completion of the Reverse Stock Split, the Company intends to file a Form 15 with the SEC in order to terminate the registration of its shares of Common Stock and suspend its obligation to continue periodic filing and reporting under the Exchange Act.

In connection with the Reverse Stock Split, the Company has filed with the SEC a Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act (the "Schedule 13E-3"), which incorporates by reference the information contained in this Proxy Statement regarding the Reverse Stock Split.

After the completion of the Reverse Stock Split, the Company will have 25,000 authorized shares of Common Stock, of which approximately [●] will be issued and outstanding.

Other than issuances pursuant to the exercise of outstanding employee stock options, the Company has no current plans, arrangements or understandings to issue any Common Stock.  However, it reserves the right to do so at any time and from time to time at such prices and on such other terms and conditions as the Board determines to be in the best interest of the Company.

The Reverse Stock Split is not expected to have any material tax consequences for the Company except that a substantial portion of the transaction expenses may not be deductible by the Company for federal and state income tax purposes.

Background Events

Various factors during the last five years, principally changes in marketplace circumstances and a continued contraction in the Company’s business, have necessitated a re-evaluation of the Company’s manner of doing business.  During this time, the Company implemented a long-term strategy, which included rebuilding the senior management team, developing new products, discontinuing non-core products, launching an intensive program of distributor contact and support, introducing product-pricing programs, streamlining its asset base, simplifying its technology platforms and generally reducing overhead in various areas.

During the current stage of this business consolidation and expansion program, the Board recognized that a significant number of stockholders owned fewer than 1,000 shares each and that practically no public market exists for the Common Stock.  Further, in that context the Board began to consider whether, on balance, it was necessary or desirable for the Company to remain a public company.

The Board created a Special Transaction Committee, in 2004, to consider and recommend to the Board as to the advisability, from the Company’s standpoint and that of its stockholders, of the Company terminating the registration of its stock under the Exchange Act and becoming a privately held entity.  If the Special Transaction Committee advised in favor of such action, it was further charged to recommend to the Board a suitable plan to achieve this result.

The Special Transaction Committee consists of three of the Company’s independent directors: William J. Howard (Chairman), Erik Hendricks and Pieter VanBennekom.  The remaining directors not appointed to the committee are C.W. Gilluly, who is an employee of the Company, and Robert J. Lynch, Jr., who was formerly an affiliate of the Company.

At various times over the last several years, the Special Transaction Committee considered the advisability of the Company’s going private and of achieving this result through the Reverse Stock Split.  It also considered the appropriate terms of the transaction, including determining a fair cash price for fractional shares of Common Stock.  In February 2010, the Special Transaction Committee presented the Board with its unanimous recommendation to implement the Reverse Stock Split.  The Special Transaction Committee’s recommendation of a fair price to be paid in lieu of the issuance of fractional shares of Common Stock was based on the closing prices of the Common Stock for the ten trading days preceding the filing of the Preliminary Proxy Statement with the SEC.

At a meeting held on February 3, 2010, the Board considered the recommendation of the Special Transaction Committee, and the Board adopted the recommendations of the Special Transaction Committee, which comprise the major terms of the Reverse Stock Split described in this Proxy Statement.  The Board adopted resolutions approving the Reverse Stock Split, but deferred the fixing of a definitive price to be paid in lieu of the issuance of fractional shares of Common Stock until the filing of the Preliminary Proxy Statement with the SEC.  The Board approved 1,000-for-1 as an appropriate conversion ratio for the Reverse Stock Split to result in the Company’s having fewer than 500 stockholders of record immediately following completion of the transaction.  At a meeting held on February 3, 2010, the Board approved a definitive price of $0.29 per share for fractional shares.

Detriments of the Reverse Stock Split

The Company views the following issues as the main detriments of the Reverse Stock Split:

-	The Company’s working capital or assets will be decreased to fund (i) the cash payment in lieu of the issuance of fractional shares of Common Stock and (ii) the costs of the transaction.

-	The Continuing Stockholders will experience reduced liquidity for their shares of Common Stock because the shares will no longer be registered with the SEC or traded on the OTCBB.

-
The Continuing Stockholders will also experience a reduced equity interest in the Company and concomitant reduced participation in the Company’s potential future earnings or growth since most of these stockholders will receive cash in lieu of fractional shares of Common Stock.

-
Less public information about the Company will be available after the Reverse Stock Split to the Continuing Stockholders because the Company will no longer be required to file periodic and other reports with the SEC.  Moreover, the executive officers of the Company will have no further obligation to certify the accuracy of the financial information of the Company that is made available to the Continuing Stockholders.

-
The Cashed-Out Stockholders will not have an opportunity to sell their shares at a time and for a price of their choosing and will be unable to participate in any future earnings or growth of the Company.  However, the Board concluded that the completion of the Reverse Stock Split will be an overall benefit to the Cashed-Out Stockholders because of the liquidity provided to them at a fair price and without transaction costs.

-	The Company will experience the effective elimination of its already limited ability to access the public capital markets or to use the Common Stock as acquisition currency.

Interests of Executive Officers and Directors in the Reverse Stock Split

The Company’s executive officers and directors own beneficially an aggregate of 4,148,386 shares, or approximately 24%, of Common Stock, including currently exercisable options to purchase an aggregate of 1,457,800 shares of Common Stock.  Each of these individuals holds shares or vested options exceeding 1,000 shares and will therefore retain shares of Common Stock or options to purchase shares of Common Stock immediately following the completion of the Reverse Stock Split.  See “Proposal 1 - Beneficial Ownership of Common Stock.”  None of the Company’s executive officers and directors has indicated to the Company that he or she intends to sell some or all of his or her shares of the Common Stock during the period between the public announcement of the Reverse Stock Split and the Effective Date.  Moreover, none of the Company’s executive officers and directors has indicated his or her intention to divide his or her shares of Common Stock among different record holders with fewer than 1,000 shares in each account, so that the record holders, and therefore such directors and officers, would receive cash in lieu of fractional shares.

As stated, each of the Company’s executive officers and directors has indicated to the Company his or her intention to vote all their respective shares of Common Stock in favor of Proposal No. 2 and the Reverse Stock Split.

As a result of the Reverse Stock Split, assuming that no transfers described in the foregoing paragraphs are made, it is expected that the percentage of ownership of outstanding shares of Common Stock of the Company held beneficially by the Company’s executive officers and directors as a group will increase from approximately 24% to approximately [●]% after the completion of the transaction, based on the number of shares outstanding on [●], 2010.

The three members of the Special Transaction Committee were paid a total of $1,000 in fees during fiscal 2009 and 2010 for having served on the Special Transaction Committee.  These fees were in addition to director fees and fees for service on other committees of the Board.

Exchange of Stock Certificates

Stockholders should not send their stock certificates to the Company.  Stockholders should send them to the Company’s transfer agent only after they have received the form of letter of transmittal from the Company.  This will be mailed as soon as practicable after the Reverse Stock Split is complete.

Promptly following the completion of the Reverse Stock Split, the Company will send to all stockholders of record a form of letter of transmittal for use in transmitting Common Stock certificates to the Company’s transfer agent.  Upon proper completion and execution of a letter of transmittal and its return to the transfer agent, together with Common Stock certificates, the stockholder will receive a new Common Stock certificate and/or cash in the amount to which the holder is entitled as a result of the Reverse Stock Split.  After the completion of the Reverse Stock Split and until surrendered, each outstanding Common Stock certificate held by a stockholder of record who held fewer than 1,000 shares of Common Stock prior to the completion of the Reverse Stock Split will be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled to receive pursuant to the Reverse Stock Split.

In connection with the Reverse Stock Split, the Common Stock will be identified by a new CUSIP number, which will appear on all newly issued certificates representing shares of Common Stock.  After the Effective Date, each certificate representing shares of Common Stock that were outstanding immediately prior to the Effective Date and that were held by a stockholder of record of more than 1,000 shares immediately prior to the completion of the Reverse Stock Split, until surrendered and exchanged for a new Common Stock certificate, will be deemed for all corporate purposes to evidence ownership of 1/1,000th of the number of shares of Common Stock set forth on the face of the Common Stock certificate, rounded down to the nearest whole share of Common Stock, plus the right to receive the amount of cash to which the holder is entitled with respect to holdings not evenly divisible by 1,000 pursuant to the Reverse Stock Split.  Any stockholder desiring to receive a new Common Stock certificate bearing the new CUSIP number can do so at any time after the Effective Date in accordance with instructions set forth in the form of letter of transmittal or otherwise by contacting the Company’s transfer agent as set forth in the form of letter of transmittal for surrendering his or her old Common Stock certificates.  After the Effective Date, an old Common Stock certificate presented to the Company’s transfer agent in settlement of a trade will be exchanged for a new Common Stock certificate bearing the new CUSIP number.

No service charges or brokerage commissions will be payable by the Company’s stockholders in connection with the Reverse Stock Split.  The Company will not pay any interest on any cash amounts payable to its stockholders as a result of the Reverse Stock Split.

The fractional shares of Common Stock for which the Company pays cash in the Reverse Stock Split will be adjusted on a 1,000-for-1 basis and such adjusted shares of Common Stock will be cancelled and thereafter become authorized but unissued shares of Common Stock. The Company’s repurchase of the fractional shares of Common Stock will be considered a purchase and retirement of its own Common Stock.  The purchase will be treated as a reduction of stockholders’ equity.

Alternatives to the Reverse Stock Split

The Board and the Special Transaction Committee have each concluded that the Reverse Stock Split is the most expeditious and economical alternative for changing the Company's status from that of a public reporting company to that of a private non-reporting company.  In making its recommendation to the Board, the Special Transaction Committee considered the feasibility of various alternative transactions, and the Board concurred in the Special Transaction Committee’s determinations.

Issuer Tender Offer

The Special Transaction Committee considered recommending that the Company make a cash tender offer to all the Company’s stockholders with a view to reducing the number of record stockholders to fewer than 500, but it ultimately determined the Reverse Stock Split to be preferable.  The Special Transaction Committee believed that an issuer tender offer would not assure a reduction in the number of record holders to fewer than 500 because many small holders would not bother tendering their shares of Common Stock.  The Special Transaction Committee further expected the cost of completing the issuer tender offer to be significant relative to the value of the shares of Common Stock sought to be purchased by the Company.  In addition, an excessive number of tenders - something the Company could not control - could require the Company to expend a substantially greater amount of funds than otherwise necessary to achieve the Company’s objective.  Purchasing on a pro rata basis only a specified portion of the shares of Common Stock tendered by each stockholder would be an inappropriate solution because this would not reduce the actual number of record holders.  In contrast, the Reverse Stock Split does not share these uncertainties and has a high probability of allowing the Company to achieve its objective at a relatively fixed cost.

Traditional Stock Repurchase Program

The Special Transaction Committee considered the advisability of a plan for the Company periodically to repurchase shares of the Common Stock on the open market at then current market prices.  However, given the limited public trading activity in the Common Stock and the random self-selection of the selling stockholders in such transactions, it was thought highly unlikely that the Company could acquire the entire holdings of a sufficient number of record holders within any reasonable time frame or assured cost, if at all, to accomplish a going-private objective.

Odd-Lot Repurchase Program

The Special Transaction Committee considered the feasibility of a program by which the Company would offer to repurchase at a specified price all the shares of Common Stock held by any stockholder holding of record fewer than 100 shares.  However, because stockholder participation would be entirely voluntary and therefore unpredictable, the Company could not be assured that enough eligible stockholders would sell their shares of Common Stock so as to cause the total number of holders of record to be reduced to below 500.  Moreover, such a program, especially allowing for likely extensions of deadlines for responding, would likely entail a more protracted time frame and greater expense than that of the Reverse Stock Split.

Merger or Buy-Out of the Company

The Company has neither sought nor received any proposals from any persons for the merger or consolidation of the Company, or for the sale or other transfer of all or substantially all of the Company's assets, or for the issuance of securities of the Company that would enable the holder thereof to exercise control of the Company.  The Company did not seek any such proposals because such transactions are inconsistent with the purpose of the proposed transaction, which is the continued operation of the Company as a privately-held company for the benefit of its current stockholders.  The Special Transaction Committee believed that implementation of the Reverse Stock Split would enable management to devote full time and attention to the Company's business and result in a significant reduction in the Company’s expenses.  This is expected, in turn, to enable the Company to improve its financial performance, which could result in increased shareholder value over time.  The Special Transaction Committee was also concerned that exploring the sale of the Company could create an unstable environment for various employees whose commitment is critical key to the Company's operations, thus potentially disrupting and adversely affecting the Company's business and operations.

Maintaining the Status Quo

The Special Transaction Committee considered maintaining the status quo, in which case the Company would continue to incur the expenses of being a publicly reporting company without enjoying the benefits typically associated with public-company status.  The Special Transaction Committee considered this alternative to be detrimental to the continued future success of the Company, and therefore to all of the Company’s stockholders, and accordingly determined that it was not in the best interest of the Company and its stockholders and rejected it.

Proposed Language Amending the Company’s Certificate of Incorporation Regarding the Reverse Stock Split

The following is the text of a new paragraph in Article FOURTH of the Company’s Certificate of Incorporation substantially as it is proposed to be amended by filing a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State to effect the Reverse Stock Split:

"Effective at 11:59 p.m., Delaware time, on the date of filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware (the "Effective Time"), each 1,000 shares of Common Stock of the Corporation then issued and outstanding will be automatically reclassified as and changed into one share of Common Stock, without any change to par value (such transaction, the "Reverse Stock Split").  If immediately prior to the Reverse Stock Split a stockholder holds less than 1,000 shares of Common Stock or a number of shares of Common Stock that is not evenly divisible by 1,000, the Corporation will make a cash payment at the rate of $0.29 (the "Purchase Price") for each fractional share of Common Stock immediately following the completion of the Reverse Stock Split.  Upon completion of the Reverse Stock Split:

(i)  each stockholder of record holding less than 1,000 shares of Common Stock immediately prior to the completion of the Reverse Stock Split will have only the right to receive cash based upon the Purchase Price, and the equity interest of each such stockholder in the Corporation will be terminated and shall no longer confer on such stockholder any further right to vote as a stockholder or share in the Corporation's assets, earnings or profits following the completion of the Reverse Stock Split; and

(ii) each such stockholder of record holding 1,000 or more shares of Common Stock immediately prior to the completion of the Reverse Stock Split shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock, at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by such transfer agent, a new certificate or certificates representing the number of shares of Common Stock of which he or she is the record owner after giving effect to the provisions of this Article FOURTH.”

The total number of shares of all classes of stock which the Company shall have the authority to issue is thirty thousand (30,000) consisting of:

1.	Five thousand (5,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.	Twenty five thousand (25,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

Federal Income Tax Consequences

A summary of the federal income tax consequences of the Reverse Stock Split is set forth below.  The discussion is based on present federal income tax law.  The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the transaction.  This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder of the Company in light of such stockholder's personal investment circumstances or to certain types of stockholders subject to special treatment under the IRC (including, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens).  Stockholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Stock Split based on their own tax situations, including consequences under applicable state, local or foreign tax laws.

The Company believes that the receipt of cash for a fractional share of Common Stock will be deemed a sale of the fractional share for income tax purposes and that the gain or loss to be recognized will be the difference between the amount of cash received for the fractional share and the stockholder's tax basis in such fractional share.  The gain or loss will generally be a short term or long term capital gain or loss, depending on the length of time the share of Common Stock was held.

The Company believes the combination of shares of Common Stock in the Reverse Stock Split will qualify as a recapitalization under Section 368 of the IRC to the extent that outstanding shares of existing Common Stock are combined into a reduced number of shares of Common Stock.  Therefore, the combination of shares into fewer shares of Common Stock will result in neither the Company nor its stockholders recognizing any gain or loss for federal income tax purposes.

The shares of Common Stock to be issued to each Continuing Stockholder in the Reverse Stock Split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of existing Common Stock held by such stockholder immediately prior to the completion of the Reverse Stock Split, less the basis of any fractional shares for which he or she receives cash.  A stockholder's holding period for the shares of Common Stock will include the holding period prior to the Effective Date; provided, that such outstanding shares of existing Common Stock were held by the stockholder as a capital asset on the Effective Date.

Stockholders will be required to provide their Social Security or other taxpayer identification numbers (or in some instances additional information) to the Company’s transfer agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply.  The form of letter of transmittal will require each stockholder to deliver this information when he or she surrenders the Common Stock certificates following the Effective Date.  Failure to provide this information may result in backup withholding.

No Dissenters’ Rights

Stockholders who dissent from the Reverse Stock Split will have no appraisal rights under Delaware law or under the Company’s Certificate of Incorporation or By-Laws.  There may exist other rights or actions under state law for stockholders who can demonstrate that they have been damaged by the Reverse Stock Split.  Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Conduct of the Company’s Business after the Reverse Stock Split

The Company expects the Reverse Stock Split not to have any effect upon its business or operations, which are anticipated to continue as currently conducted except as disclosed in this Proxy Statement.  The Company expects to realize time and cost savings as a result of terminating its public company status.

The Company plans, as a result of the Reverse Stock Split, to become a privately held company.  As stated throughout this Proxy Statement, the Company believes that there are significant advantages in going private and the Company plans to avail itself of any opportunities it may have as a private company, including improving its ability to compete in the marketplace, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into a joint venture or other arrangement.  Although the Company currently is not pursuing any negotiations with respect to any transaction, the Company may enter into an arrangement at any time in the future.

The Company does not have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.  There are no plans to change any material term of any severance agreement or retention bonus plan agreement with any of the Company's executive officers.  However, the Company may engage in such a transaction in the future to the extent that management and the Board determine it to be in the interest of the Company and its stockholders.

PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME

The Common Stock is traded on the OTCBB.  The range of high and low bid quotations for the Common Stock, as reported on the OTCBB, for each quarterly period during fiscal years 2009 and 2008 is shown below:

Fiscal Year Ended June 30, 2009
	High	Low
First Quarter (7/1/08 to 9/30/08)	0.32	0.16
Second Quarter (10/1/08 to 12/31/08)	0.21	0.06
Third Quarter (1/1/09 to 3/31/09)	0.08	0.05
Fourth Quarter (4/1/09 to 6/30/09)	0.12	0.06

Fiscal Year Ended June 30, 2008
First Quarter (7/1/07 to 9/30/07)	0.25	0.18
Second Quarter (10/1/07 to 12/31/07)	0.24	0.18
Third Quarter (1/1 /08to 3/31/08)	0.25	0.17
Fourth Quarter (4/1/08 to 6/30/08)	0.35	0.17

As of February 4, 2010, there were 15,794,200 shares of Common Stock outstanding, held by approximately 459 holders of record.

The Company has neither declared nor paid a cash dividend to date, nor does it anticipate doing so in the foreseeable future.

The average closing price of the Common Stock for the ten days ended February 4, 2010 was $0.23.  The average daily trading volume during the fiscal year ended June 30, 2009 was approximately 7,600 shares of Common Stock; and the average daily volume during the ten trading days ended February 4, 2010 was 6,400 shares of Common Stock.

Recommendation of the Board;
Fairness of the Transaction

The Board and the Special Transaction Committee each unanimously approved the amendments to the Certificate of Incorporation and believe the Reverse Stock Split, taken as a whole, is in the best interest of the Company and is substantively and procedurally fair to both the Cashed-Out Stockholders and the Continuing Stockholders.

AMENDMENT OF CERTIFICATE OF INCORPORATION TO PERMIT ACTIONS OF THE COMPANY’S STOCKHOLDERS TO BE TAKEN BY WRITTEN CONSENT

Purpose of and Reasons for the Proposed Amendment

The Company’s Certificate of Incorporation currently requires that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any written consent by such stockholders.  The Company’s By-Laws contain similar restrictions.  The Company’s Certificate of Incorporation and By-Laws relating to this provision are more restrictive than Delaware law generally allow for companies incorporated therein.  Specifically, Delaware law allows for actions to be taken by stockholders by written consent if certain procedures are followed.  The Company believes that amending its Certificate of Incorporation to allow for actions of the Company’s stockholders to be taken by written consent to the extent authorized by Delaware law would allow it increased flexibility to act on corporate matters as events warrant, particularly following the Reverse Stock Split.

Proposed Language Amending the Company’s Certificate of Incorporation to Permit Actions of the Company’s Stockholders to be Taken by Written Consent

The following is the text of a new paragraph in Article FIFTH, Section C of the Company’s Certificate of Incorporation substantially as it is proposed to be amended by the Certificate of Amendment:

ARTICLE FIFTH, SECTION C:

Subject to the rights of any class or series of Preferred Stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders of the Corporation or by any consent in writing by such stockholders as authorized by Delaware law.

The Board of the Company will amend the Company’s By-Laws to provide for stockholder action by written consent only if this amendment to the Certificate of Incorporation is approved by stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL AND
ADOPTION OF THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board has appointed the firm of Turner, Stone & Co., LLP as the Company’s independent auditors for the fiscal year ending June 30, 2010.  The Board believes it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company’s financial controls and reporting.

A representative of Turner, Stone & Co., LLP is expected to attend the Special Meeting.  The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees billed to the Company by Turner, Stone & Co., LLP for the fiscal years ended June 30, 2009 and 2008.

	Fiscal Years Ended
	June 30,
	2009	2008

Audit Fees	$59,340	$90,000
Audit Related Fees	0	0
All Other Fees	0	0
Tax Fees	5,414	5,788

Total Fees	$64,754	$95,788

Vote Not Required; Recommendation of the Board

Although not required to be submitted to stockholders for approval, the Board believes it is appropriate to seek stockholder ratification of this appointment.

The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax consulting services rendered, is compatible with maintaining the independence of Turner, Stone & Co, LLP.  The Audit Committee concluded that performing such services does not affect the independence of Turner, Stone & Co., LLP in performing its function as the Company’s independent registered public accounting firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.  All audit-related fees, tax fees and all other fees described above were approved either as part of the Company’s engagement of Turner, Stone & Co., LLP or pursuant to the pre-approval policy described above.

In order to ratify the appointment of Turner, Stone & Co., LLP as the independent registered public accounting firm of the Company for the year ending June 30, 2010, the proposal must receive at least a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification.  The Audit Committee of the Board recommends a vote “FOR” the ratification of Turner, Stone & Co., LLP as the independent registered public accounting firm for the year ended June 30, 2010.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF TURNER, STONE & CO., LLP AS INDEPENDENT AUDITORS FOR THE
COMPANY FOR FISCAL YEAR 2010.

OTHER INFORMATION

Incorporation by Reference

Certain of the Company’s filings with the SEC are incorporated herein by reference. This means that the Company is referring its stockholders to information that it has filed separately with the SEC.  The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.

This Proxy Statement is accompanied by and incorporates by reference the following documents, which the Company has previously filed with the SEC and which contain important information about Company and its financial condition:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009

●	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009

●	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009

●	The Company’s Schedule 13E-3

Also incorporated by reference are any additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the Special Meeting.  The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all such additional documents.  You may obtain a copy of these documents and any amendments thereto by writing to Corporate Secretary, Comtrex News Network, Inc., 625 N. Washington St., Alexandria, VA 22314.

                All documents incorporated by reference are also included in the Company’s filings with the SEC, which you can access electronically at the SEC’s website at http://www.sec.gov.

                This Proxy Statement is delivered to you as part of the information materials for the Special Meeting.  This Proxy Statement does not constitute an offer to purchase or sale of the Common Stock.

Where You Can Find More Information

The Reverse Stock Split will constitute a “going private” transaction subject to Rule 13e-3 of the Exchange Act.  The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Stock Split.  The Schedule 13E-3 contains additional information about the Company.  Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Corporate Secretary, Comtex News Network, Inc., 625 N. Washington St., Alexandria, VA 22314.

The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters.  Such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.  For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. This information may also be accessed on the Internet at the SEC’s Website, http://www.sec.gov.

The Common Stock is listed on the OTCBB under the ticker symbol “CMTX.”

STOCKHOLDER PROPOSALS

The Company’s By-Laws treat annual meetings and special meetings differently with respect to stockholder proposals.

Special Meetings

Generally, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting.  However, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board or (b) by any stockholder of record of the Company who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth below under “—Annual Meetings.”  Nominations by stockholders of persons for election to the Board may be made at such a special meeting of stockholders if the stockholder’s notice described below under “—Annual Meetings” is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected as such meeting.

Annual Meetings

For nominations or other business to be properly brought before an annual meeting by a stockholder, (a) the stockholder must have given timely notice thereof in writing to the Secretary of the Company, (b) such business must be a proper matter for stockholder action under Delaware law, (c) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a Solicitation Notice, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Company’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (d) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting of stockholders (“Proxy Statement Date”); provided, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) a Solicitation Notice.  A “Solicitation Notice” is an affirmative statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders if, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

OTHER MATTERS

The Board knows of no other business to be acted upon at the Special Meeting other than the matters referred to in this Proxy Statement.

By Order of the Board of Directors

S. Amber Gordon
Corporate Secretary

Date: [Date], 2010

REVOCABLE PROXY

COMTEX NEWS NETWORK, INC.

SPECIAL MEETING OF STOCKHOLDERS

[●], 2010

The undersigned hereby appoints Guthrie Paterson and Amber Gordon, the General Counsel and Corporate Secretary, respectively, of Comtex News Network, Inc. (the “Company”), with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), that the undersigned is entitled to vote at the Special Meeting of Stockholders (“Special Meeting”) to be held at the [location], at [time] a.m., local time, on [date], 2010.  The proxies are, and each of them is, authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	VOTE WITHHELD
1.
The election as directors of the nominees listed below (except as marked to the contrary below) for terms expiring as indicated below and until their respective successors have been elected and qualified:

Erik Hendricks (term expiring 2011)
Robert J. Lynch, Jr. (term expiring 2011)
C.W. Gilluly, Ed.D. (term expiring 2012)
William J. Howard (term expiring 2012)
Chip Brian (term expiring 2013)
Pieter VanBennekom (term expiring 2013)

INSTRUCTION: To withhold your vote for any individual nominee, mark “Vote Withheld” and write that nominee’s name on the space provided.
			

		FOR	AGAINST	ABSTAIN
2.
The approval of amendments to the Company’s Certificate of Incorporation to (A) effect the reverse stock split, (B) reduce the number of authorized shares of Common Stock, and (C) permit stockholder actions by written consent.
				
		FOR	AGAINST	ABSTAIN
3.	The ratification of the appointment of Turner, Stone & Co., LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2010.			

The Company’s Board of Directors recommends a vote “FOR” each of the above-listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Corporate Secretary of the Company at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Corporate Secretary of the Company at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on the proposals at the Special Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Special Meeting of Stockholders, a Proxy Statement, dated [●], 2010, the Schedule 13E-3 and audited financial statements of the Company for the fiscal year ended June 30, 2009, or of instructions regarding access thereto.

Dated:	, 2010	☐ Check Box if You Plan to Attend the Special Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each stockholder should sign.

Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.